Exhibit 5.1

                                                                                                                                January 24, 2008

RiskMetrics Group, Inc.

One Chase Manhattan Plaza, 44th Floor

New York, New York  10005

Ladies and Gentlemen:

                We have acted as counsel to RiskMetrics Group, Inc., a Delaware corporation (the “Registrant”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), with respect to the registration under the Securities Act of 1933, as amended (the “Act”), of (i) the sale by the Registrant of 9,964,184 shares (and up to an additional 2,100,000 shares if the underwriters exercise their option to purchase additional shares) (the “Registrant Shares”) of the Registrant’s common stock, par value $0.01 per share (“Common Stock”); and (ii) the sale by the selling stockholders named in the underwriting agreement (the “Selling Stockholders”) by and among the Registrant, the selling stockholders named therein and Credit Suisse Securities (USA) LLC, Goldman Sachs & Co. and Banc of America Securities LLC, acting as representatives of the underwriters, of 4,035,816 shares of the Registrant’s Common Stock (the “Secondary Shares”).

                We have reviewed copies of the Registration Statement, the Form of Second Amended and Restated Certificate of Incorporation of the Registrant, the Form of Second Amended and Restated By-laws of the Registrant and resolutions of the Board of Directors of the Registrant.

                We have also reviewed such other documents and made such other investigations as we have deemed appropriate.  As to various questions of fact material to this opinion, we have relied upon statements, representations and certificates of officers or representatives of the Registrant, public officials and others.  We have not independently verified the facts so relied on.

                Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that (a) the Registrant Shares will, when issued and sold in the manner described in the Registration Statement, be legally issued, fully paid and non-assessable, and (b) the Secondary Shares have been legally issued, and are fully-paid and non-assessable.

                We do not express any opinion with respect to any law other than the General Corporation Law of the State of Delaware.  This opinion is rendered only with respect to the laws and legal interpretations and the facts and circumstances in effect on the date hereof.

                We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ KRAMER LEVIN NAFTALIS & FRANKEL LLP